SelectQuote, Inc.
6800 West 115th Street, Suite 2511
Overland Park, Kansas 66211
September 29, 2020
NOTICE OF 2020 ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD OCTOBER 27, 2020
Dear SelectQuote Stockholder:
We are pleased to invite you to attend the 2020 Annual Meeting of Stockholders (the “Annual Meeting”) of SelectQuote, Inc. (“SelectQuote”) to be held on October 27, 2020 at 9:00 a.m. Central Time, virtually, via a live webcast on the Internet at www.virtualshareholdermeeting.com/SLQT2020. You will be able to attend and participate in the Annual Meeting online by visiting www.virtualshareholdermeeting.com/SLQT2020, where you will be able to vote electronically and submit questions. You will not be able to attend the Annual Meeting in person. You will need the 16-digit control number on your proxy card or in the instructions that accompanied your proxy materials to attend the Annual Meeting.
We are holding the Annual Meeting for the following purposes, which are more fully described in the accompanying proxy statement:
1. To elect the two Class I directors named in the accompanying proxy statement to serve until the 2023 annual meeting of stockholders and until their successors are duly elected and qualified, subject to their earlier resignation or removal;
2. To ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending June 30, 2021; and
3. To transact any other business that properly comes before the Annual Meeting (including any adjournments, continuations and postponements thereof).
Our board of directors recommends that you vote “FOR” the director nominees named in Proposal One of the accompanying proxy statement and “FOR” the ratification of the appointment of Deloitte & Touche LLP as our independent public accounting firm as described in Proposal Two.
On or about September 29, 2020, we expect to mail to our stockholders a paper copy of the Proxy Statement and our Annual Report on Form 10-K for the fiscal year ended June 30, 2020 (the “2020 Annual Report”). Stockholders will also have the ability to access the proxy materials at www.proxyvote.com using the control number located on your proxy card or in the instructions that accompanied your proxy materials.
Only stockholders of record at the close of business on September 18, 2020 are entitled to notice of and to vote at the Annual Meeting as set forth in the Proxy Statement.
Your vote is important. Whether or not you plan to attend the Annual Meeting online, please ensure that your shares are voted at the Annual Meeting by signing and returning a proxy card or by using our Internet or telephonic voting system. If you attend the Annual Meeting online, you may vote during the meeting even if you have previously returned a proxy.

Thank you for your ongoing support of and continued interest in SelectQuote.
Sincerely,
Tim Danker
Chief Executive Officer

Table of Contents

PROCEDURAL MATTERS	1
PROPOSAL ONE: ELECTION OF DIRECTORS	10
CORPORATE GOVERNANCE	13
PROPOSAL TWO: RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	21
REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS	23
EXECUTIVE OFFICERS	24
EXECUTIVE COMPENSATION	26
FISCAL 2020 SUMMARY COMPENSATION TABLE	27
EQUITY COMPENSATION PLAN INFORMATION	31
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	33
CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS	35
OTHER MATTERS	38

SelectQuote, Inc.
6800 West 115th Street, Suite 2511
Overland Park, Kansas 66211
PROXY STATEMENT
FOR THE 2020 ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD OCTOBER 27, 2020
PROCEDURAL MATTERS
Our board of directors (the “Board”) solicits your proxy on our behalf for the 2020 Annual Meeting of Stockholders (the “Annual Meeting”) and at any adjournment, continuation or postponement of the Annual Meeting for the purposes set forth in this proxy statement for our Annual Meeting (this “Proxy Statement”) and the accompanying notice of Annual Meeting. The Annual Meeting will be held on October 27, 2020 at 9:00 a.m. Central Time, virtually, via a live audio-only webcast on the Internet at www.virtualshareholdermeeting.com/SLQT2020. You will be able to attend and participate virtually in the Annual Meeting online by visiting www.virtualshareholdermeeting.com/SLQT2020, where you will be able to vote electronically and submit questions. You will not be able to attend the Annual Meeting in person. You will need the 16-digit control number on your proxy card or in the instructions that accompanied your proxy materials to attend the Annual Meeting.
On or about September 29, 2020, we mailed our stockholders this Proxy Statement and our 2020 Annual Report on Form 10-K for the fiscal year ended June 30, 2020 (“2020 Annual Report”). If you held shares of our common stock on September 18, 2020 you are invited to attend the meeting at www.virtualshareholdermeeting.com/SLQT2020 and vote on the proposals described in this Proxy Statement.
In this Proxy Statement, the terms “SelectQuote,” “the Company,” “we,” “us” and “our” refer to SelectQuote, Inc. The mailing address of our principal executive offices is SelectQuote, Inc., 6800 West 115th Street, Suite 2511, Overland Park, Kansas 66211.

What matters are being voted on at the Annual Meeting?
You will be voting on:
•    The election of two Class I directors named in this proxy statement to serve until the 2023 annual meeting of stockholders or until their successors are duly elected and qualified;
•    A proposal to ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for our fiscal year ending June 30, 2021; and
•    Any other business as may properly come before the Annual Meeting.

How does the Board recommend I vote on these proposals?
Our Board recommends a vote:
•    ”FOR” the election of Tim Danker and Kavita Patel as Class I directors; and
•    “FOR” the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for our fiscal year ending June 30, 2021.

Who is entitled to vote?
Holders of our common stock as of the close of business on September 18, 2020, the record date for the Annual Meeting (the “Record Date”), may vote at the Annual Meeting. As of the Record Date, there were 162,574,248 shares of our common stock outstanding. Stockholders are not permitted to cumulate votes with respect to the election of directors. Each share of common stock is entitled to one vote on each proposal.
Registered Stockholders. If shares of our common stock are registered directly in your name with our transfer agent, you are considered the stockholder of record with respect to those shares and our proxy materials were provided to you directly by us. As the stockholder of record, you have the right to grant your voting proxy directly to the individuals listed on the proxy card or to vote live at the Annual Meeting through the online virtual meeting platform. Throughout this Proxy Statement, we refer to these registered stockholders as “stockholders of record.”
Street Name Stockholders. If shares of our common stock are held on your behalf in a brokerage account or by a bank or other nominee, you are considered to be the beneficial owner of shares that are held in “street name,” and our proxy materials were forwarded to you by your broker, bank or other nominee, who is considered the stockholder of record with respect to those shares. As the beneficial owner, you have the right to direct your broker, bank or other nominee as to how to vote your shares. Beneficial owners are also invited to attend the Annual Meeting. However, since a beneficial owner is not the stockholder of record, you may not vote your shares of our common stock live at the Annual Meeting unless you follow your broker, bank or other nominee’s procedures for obtaining a legal proxy. If you request a printed copy of our proxy materials by mail, your broker, bank or other nominee will provide a voting instruction form for you to use. Throughout this Proxy Statement, we refer to stockholders who hold their shares through a broker, bank or other nominee as “street name stockholders.”

What do I need to be able to attend the Annual Meeting online?
We will be hosting our Annual Meeting via live webcast only. Any stockholder can attend the Annual Meeting live online at www.virtualshareholdermeeting.com/SLQT2020. The webcast will start at 8:45 a.m. Central Time on October 27, 2020. Stockholders may vote and ask questions while attending the Annual Meeting online. In order to be able to attend the Annual Meeting, you will need the 16-digit control number, which is located on your Notice or proxy card (if you received a printed copy of the proxy materials) or in the instructions that accompanied your proxy materials. Instructions on how to participate in the Annual Meeting are also posted online at www.proxyvote.com.

How many votes are needed for approval of each proposal?
Proposal One: The election of directors requires a plurality of the votes cast in person or by proxy at the Annual Meeting by the stockholders entitled to vote in the election. “Plurality” means that the nominees who receive the largest number of votes cast “FOR” such nominees are elected as directors.
Proposal Two: The ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for our fiscal year ending June 30, 2021 requires the affirmative vote of a majority of the shares present in person or represented by proxy and entitled to vote.

What is the quorum requirement?
A quorum is the minimum number of shares required to be represented at the Annual Meeting to properly hold an annual meeting of stockholders and conduct business under our amended and restated bylaws and Delaware law. The presence, in person or by proxy, of a majority of the outstanding shares of our common stock entitled to vote on the Record Date will constitute a quorum at the Annual Meeting. Abstentions, withheld votes and broker non-votes are counted as shares present and entitled to vote for purposes of determining a quorum.

How do I vote?
If you are a stockholder of record, there are four ways to vote:
(1)    By Internet (Before the Annual Meeting): You may vote over the Internet at www.proxyvote.com, 24 hours a day, seven days a week, until 11:59 p.m. Eastern Time on October 26, 2020. You will need the 16-digit control number included on your Notice or proxy card (if you received a printed copy of the proxy materials) or in the instructions that accompanied your proxy materials;
(2)    By Telephone: You may vote by toll-free telephone at 1-800-690-6903, until 11:59 p.m. Eastern Time on October 26, 2020. You will need the 16-digit control number included on your Notice or proxy card (if you received a printed copy of the proxy materials) or in the instructions that accompanied your proxy materials;
(3)    By Mail: If you received printed proxy materials, you may submit your vote by completing, signing and dating each proxy card received and returning it promptly in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. Proxies submitted by U.S. mail must be received before the start of the Annual Meeting.
(4)    By Internet (During the Annual Meeting): You may vote during the Annual Meeting by going to www.virtualshareholdermeeting.com/SLQT2020. You will need the 16-digit control number included on your Notice or proxy card (if you received a printed copy of the proxy materials) or in the instructions that accompanied your proxy materials. If you previously voted via the Internet (or by telephone or mail), you will not limit your right to vote online at the Annual Meeting.
If you are a street name stockholder, please follow the instructions from your broker, bank or other nominee to vote by Internet, telephone or mail. Street name stockholders may not vote via the Internet at the Annual Meeting unless they receive a legal proxy from their respective brokers, banks or other nominees.

Can I change my vote?
Yes. If you are a stockholder of record, you can change your vote or revoke your proxy any time before the Annual Meeting by:
•notifying our Secretary, in writing, at SelectQuote, Inc., 6800 West 115th Street, Suite 2511, Overland Park, Kansas 66211, before the vote is counted;
•voting again using the telephone or Internet before 11:59 p.m. Eastern Time on October 26, 2020 (your latest telephone or Internet proxy is the one that will be counted); or
•attending the Annual Meeting online and voting virtually during the meeting. Simply logging into the Annual Meeting online will not, by itself, revoke your proxy.
If you are a street name stockholder, you may revoke any prior voting instructions by contacting your broker, bank or nominee.

What is the effect of giving a proxy?
Proxies are solicited by and on behalf of our Board. Raffaele Sadun, Chief Financial Officer, and Al Boulware, General Counsel, have been designated as proxy holders by our Board. When proxies are properly dated, executed and returned, the shares represented by such proxies will be voted at the Annual Meeting in accordance with the instructions of the stockholder. If no specific instructions are given, however, the shares will be voted in accordance with the recommendations of our Board as described above. If any matters not described in this Proxy Statement are properly presented at the Annual Meeting, the proxy holders will use their own judgment to determine how to vote the shares. If the Annual Meeting is adjourned, the proxy holders can vote the shares on the new Annual Meeting date as well, unless you have properly revoked your proxy instructions, as described above.

What is the effect of withheld votes, abstentions and broker non-votes?	Votes withheld from any nominee, abstentions and “broker non-votes” (i.e., where a broker has not received voting instructions from the beneficial owner and for which the broker does not have discretionary power to vote on a particular matter) are counted as present for purposes of determining the presence of a quorum. Shares voting “withheld” have no effect on the election of directors. Abstentions will have the effect of a vote “against” on the ratification and appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending June 30, 2021. Brokerage firms and other intermediaries holding shares of our common stock in street name for their customers are generally required to vote such shares in the manner directed by their customers. In the absence of timely directions, your broker will have discretion to vote your shares only on “routine” matters, which this year includes only Proposal Two (ratifying the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for our fiscal year ending June 30, 2021). Absent direction from you, your broker will not have discretion to vote on Proposal One (election of directors), which is a “non-routine” matter and as a result will constitute a “broker non-vote.” “Broker non-votes” will have no effect on the election of directors.

Where can I find the voting results of the Annual Meeting?	We will announce preliminary voting results at the Annual Meeting. We will also disclose voting results on a Current Report on Form 8-K that we will file with the SEC within four business days after the Annual Meeting. If final voting results are not available to us in time to file a Current Report on Form 8-K within four business days after the Annual Meeting, we will provide preliminary voting results in the Current Report on Form 8-K and will provide the final results in an amendment to the Current Report on Form 8-K as soon as they become available.
How are proxies solicited for the Annual Meeting?
We have retained Georgeson to assist in the solicitation of proxies. We expect to pay Georgeson $15,000, plus reimbursement of reasonable expenses. The solicitation may be made personally or by telephone, electronically or by other means of communication. In addition, our directors and employees, without additional compensation, may solicit proxies using any of these methods.

I share an address with another stockholder and we received only one paper copy of the proxy materials. How may I obtain an additional copy of the proxy materials?
We have adopted a procedure called “householding,” which is permitted by SEC rules. Under this procedure, we deliver a single copy of our proxy materials to multiple stockholders who share the same address, unless we have received contrary instructions from one or more of such stockholders. This procedure reduces our printing costs, mailing costs and fees. Stockholders who participate in householding will continue to be able to access and receive separate proxy cards. Upon written or oral request, we will deliver promptly a separate copy of our proxy materials to any stockholder at a shared address to which we delivered a single copy of any of these materials. To receive a separate copy, or, if a stockholder is receiving multiple copies, to request that we only send a single copy of our proxy materials, such stockholder may contact us at investorrelations@selectquote.com or:
SelectQuote, Inc.
Attention: Investor Relations
6800 West 115th Street, Suite 2511
Overland Park, Kansas 66211
Street name stockholders may contact their broker, bank or other nominee to request information about householding.

What is the deadline to propose actions for consideration at next year's annual meeting of stockholders or to nominate individuals to serve as directors?
Stockholder Proposals
Stockholders may present proper proposals for inclusion in our proxy statement and for consideration at next year’s annual meeting of stockholders by submitting their proposals in writing to our Secretary in a timely manner. For a stockholder proposal to be considered for inclusion in our proxy statement for the 2021 annual meeting of stockholders, our Secretary must receive the written proposal at our principal executive offices no later than June 1, 2021. In addition, stockholder proposals must comply with the requirements of Rule 14a-8. Stockholder proposals should be addressed to:

SelectQuote, Inc.
Attention: Corporate Secretary
6800 West 115th Street, Suite 2511
Overland Park, Kansas 66211

Our amended and restated bylaws establish an advance notice procedure for stockholders who wish to present a proposal before an annual meeting of stockholders. Our amended and restated bylaws provide that the only business that may be conducted at an annual meeting of stockholders is business that is (i) specified in the Company’s notice of meeting (or any supplement thereto) given by or at the discretion of our Board, (ii) otherwise properly made at such annual meeting by or at the direction of our Board or (iii) otherwise properly requested to be brought before such annual meeting by a stockholder of the Company who is entitled to vote at such annual meeting who has delivered timely written notice to our Secretary, which notice must contain the information specified in our amended and restated bylaws. To be timely for the 2021 annual meeting of stockholders, our Secretary must receive the written notice at our principal executive offices at 6800 West 115th Street, Suite 2511, Overland Park, Kansas 66211:
•not earlier than the close of business on June 29, 2021 ; and
•not later than the close of business on July 29, 2021.

In the event that we hold the 2021 annual meeting of stockholders more than 30 days before or more than 60 days after the one-year anniversary of the Annual Meeting, then, for notice by the stockholder to be timely, it must be received by our Secretary not earlier than the close of business on the 120th day prior to the scheduled date of such annual meeting and not later than the close of business on the later of the 90th day prior to the date of such annual meeting or, if the first public announcement of the date of such annual meeting is less than 100 days prior to the date of such annual meeting, the tenth day following the day on which public announcement of the date of such meeting is first made. If a stockholder who has notified us of his, her or its intention to present a proposal at an annual meeting of stockholders does not appear to present his, her or its proposal at such annual meeting, we are not required to present the proposal for a vote at such annual meeting.
Nomination of Director Candidates
Holders of our common stock may propose director candidates for consideration by our nominating and corporate governance committee. Any such recommendations should include the nominee’s name and qualifications for membership on our Board and should be directed to our Secretary at 6800 West 115th Street, Suite 2511, Overland Park, Kansas 66211.
In addition, our amended and restated bylaws permit stockholders to nominate directors for election at an annual meeting of stockholders. To nominate a director, the stockholder must provide the information required by our amended and restated bylaws. In addition, the stockholder must give timely notice to our Secretary in accordance with our amended and restated bylaws, which, in general, require that the notice be received by our Secretary within the time periods described above under the section titled “Stockholder Proposals” for stockholder proposals that are not intended to be included in a proxy statement.
Availability of Amended and Restated Bylaws
A copy of our amended and restated bylaws is available via the SEC’s website at http://www.sec.gov. You may also contact our Secretary at the address set forth above for a copy of the relevant bylaw provisions regarding the requirements for making stockholder proposals and nominating director candidates.

What does being an “emerging growth company” mean?
We qualify as an “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”). As an emerging growth company, we may take advantage of specified reduced disclosure and other requirements that are otherwise applicable generally to public companies, including:
•Presenting only two years of audited financial statements in addition to any required unaudited interim financial statements with correspondingly reduced “Management’s Discussion and Analysis of Financial Condition and Results of Operations” disclosure in this prospectus;

•Reduced disclosure about our executive compensation arrangements;

•Exemption from the requirements to hold non-binding advisory votes on executive compensation and golden parachute payments; and
•Exemption from the auditor attestation requirement in the assessment of our internal control over financial reporting.
We may take advantage of these exemptions up until the last day of the fiscal year following the fifth anniversary of our initial public offering or such earlier time that we are no longer an emerging growth company. We would cease to be an emerging growth company earlier if we have more than $1.07 billion in annual revenue, we have more than $700.0 million in market value of our stock held by non-affiliates (and we have been a public company for at least 12 months and have filed one annual report on Form 10-K), or we issue more than $1 billion of non-convertible debt securities over a three-year period. We may choose to take advantage of some, but not all, of the available exemptions.
In addition, the JOBS Act provides that an emerging growth company can take advantage of an extended transition period for complying with new or revised accounting standards. This allows an emerging growth company to delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We have elected to avail ourselves of this exemption and, therefore, while we are an emerging growth company we will not be subject to new or revised accounting standards at the same time that they become applicable to other public companies that are not emerging growth companies.

Why is this Annual Meeting being held virtually?
The Annual Meeting will be held entirely online this year. We are excited to embrace the latest technology to provide ease of access, real-time communication and cost savings for our stockholders and our company. Hosting a virtual meeting provides easy access for our stockholders and facilitates participation because stockholders can participate from any location around the world. It also better enables us to respond to the public health impact of the coronavirus outbreak (COVID-19) and to support the health and well-being of our employees, stockholders, and our community.
You will be able to participate in the Annual Meeting online and submit your questions during the meeting by visiting www.virtualshareholdermeeting.com/SLQT2020. You will also be able to vote your shares electronically prior to or during the Annual Meeting.

PROPOSAL ONE:
ELECTION OF DIRECTORS

Number of Directors; Board Structure

Our Board is divided into three staggered classes of directors. One class is elected each year at the annual meeting of stockholders for a term of three years. The term of the Class I directors expires at the Annual Meeting. The term of the Class II directors expires at the 2021 annual meeting and the term of the Class III directors expires at the 2022 annual meeting. After the initial terms expire, directors for each class will stand for election at the annual meeting of stockholders held in the year in which the initial term for that class expires and thereafter will serve for a term of three years.

Nominees

Our Board has nominated Tim Danker and Kavita Patel for re-election as Class I directors to hold office until the 2023 annual meeting of stockholders or until their successors are duly elected and qualified, subject to their earlier resignation or removal. Each of the nominees is a current Class I director and member of our Board and has consented to serve if elected.

Unless you direct otherwise through your proxy voting instructions, the persons named as proxies will vote all proxies received “FOR” the election of each nominee. If any nominee is unable or unwilling to serve at the time of the Annual Meeting, the persons named as proxies may vote for a substitute nominee chosen by our present board. In the alternative, the proxies may vote only for the remaining nominees, leaving a vacancy on our Board. Our Board may fill such vacancy at a later date or reduce the size of our Board. We have no reason to believe that any of the nominees will be unwilling or unable to serve if elected as a director.

Vote Required

The election of directors requires a plurality of the votes cast by the stockholders in person or by proxy at the Annual Meeting and entitled to vote in the election.

Recommendation of our Board

OUR BOARD RECOMMENDS THAT YOU VOTE “FOR” THE ELECTION OF EACH OF THE NOMINEES.

The biographies of each of the nominees and continuing directors above contain information regarding each such person’s service as a director, business experience, director positions held currently or at any time during the last five years and the experiences, qualifications, attributes or skills that caused our Board to determine that the person should serve as a director of the company. In addition to the information presented below regarding each nominee’s and continuing director’s specific experience, qualifications, attributes and skills that led our Board to the conclusion that he or she should serve as a director, we also believe that each of our directors has a reputation for integrity, honesty and adherence to high ethical standards. Each of our directors has demonstrated business acumen and an ability to exercise sound judgment, as well as a commitment of service to our company and our Board. Finally, we value our directors’ experience in relevant areas of business management and on other boards of directors and Board committees.

Directors

The following table sets forth information regarding our directors, including their ages:

	Class	Age	Position(s)	Current Term Expires	Expiration of Term For Which Nominated
Employee Director:
Tim Danker	I	47	Director and Chief Executive Officer	2020	2023
Non-Employee Directors:
Kavita Patel	I	46	Director	2020	2023
Earl Devanny III (1)(3)	II	68	Director	2021	N/A
Raymond Weldon (1)	II	61	Director	2021	N/A
Denise Devine (1)(2)(3)	III	64	Director	2022	N/A
William Grant II	III	69	Vice Chairman and Director	2022	N/A
Donald Hawks III (2)(3)	III	45	Chairman and Director	2022	N/A

(1) Member of the audit committee.
(2) Member of the compensation committee.
(3) Member of the nominating and corporate governance committee.

Information Concerning Director Nominees

Timothy “Tim” Danker, 47, has served as the Chief Executive Officer of the Company and as a director since 2017. Mr. Danker served as the President of the Company’s Life segment from 2016 to 2019, as the Executive Vice President of the Company’s Life segment from 2015 to 2016 and as the President of the Company’s Auto & Home segment from 2012 to 2015. Prior to joining the Company, Mr. Danker co-founded and served as the Chief Executive Officer of Spring Venture Group, a senior healthcare insurance distribution platform, from 2007 to 2012. Mr. Danker received his undergraduate degree in business administration from the University of Missouri and his Master of Business Administration from the University of Kansas.

Kavita Patel, 46, was appointed to serve as a director of the Company in September 2020. Dr. Patel has served as a Nonresident Fellow in the Department of Economic Studies at the Brookings Institution since January 2011. Dr. Patel is also a practicing primary care physician at Mary's Center in Washington D.C. Previously, Dr. Patel served as director of policy for the Office of Intergovernmental Affairs and Public Engagement in the White House from 2009 to 2010, and has also served as deputy staff director on health on the late Senator Edward Kennedy's staff from 2007 to 2009 and was part of the senior staff of the Health, Education, Labor and Pensions (HELP) Committee. Dr. Patel received her undergraduate degree from the University of Texas at Austin, her Master of Public Health from the University of California at Los Angeles and her medical degree from the University of Texas Health Science Center.

Information Concerning Continuing Directors

Class II Directors

Earl Devanny III, 68, was appointed to serve as a director of the Company in February 2020. Mr. Devanny has served as the Chief Executive Officer of Tract Manager, a provider of healthcare strategic sourcing and compliance application suites, since 2016. Mr. Devanny previously served as the President of Nuance Communications’ healthcare business, a provider of voice and language solutions for businesses and consumers, from 2014 to 2016. Prior to that, Mr. Devanny served as the Chairman and Chief Executive Officer of Trizetto Corporation, a healthcare information technology provider, from 2010 to 2013. Prior to that, Mr. Devanny served as the President of Cerner Corporation, a supplier of health information technology solutions, services, devices and hardware, from 1999 to 2010. Mr. Devanny has served as a director of Commerce Bancshares, Inc. (NASDAQ: CBSH), the publicly traded bank holding company for Commerce Bank, since 2010 and he also currently serves as a director of Next Health Technologies and McNeil Trusts, both private companies. Mr. Devanny received his undergraduate degree from the University of the South (Sewanee). Mr. Devanny’s extensive experience in the healthcare technology industry qualifies him to serve on our Board.

Raymond Weldon, 61, has served as a director of the Company since 2014 and served as the Chairman of the Audit Committee from 2016 to 2019. He is a co-founder of Brookside Equity Partners LLC and has served as one of its Managing Directors since its formation in 2012. Mr. Weldon has been employed by Hillside Capital Incorporated, a private investment company and an affiliate of Brookside Equity Partners LLC, since 1999 and currently serves as one of its Managing Directors. Mr. Weldon is a Certified Public Accountant (inactive) and is a director of several private companies, including TJ Acquisition LLC and Hillsdale Furniture LLC. Mr. Weldon received his undergraduate degree from the Honors Program of LaSalle University and his Masters in Taxation from Villanova University. Mr. Weldon’s extensive experience in business and investing in and advising companies qualifies him to serve on our Board. Mr. Weldon was appointed to the Board in 2014 in connection with the Company’s entry into the original Series D Preferred Stock Investors’ Rights and Stockholders Agreement and was appointed to serve upon the completion of this offering as a Class II director pursuant to the Amended and Restated Series D Preferred Stock Investors’ Rights and Stockholders Agreement.

Class III Directors

Denise Devine, 64, has served as a director of the Company in February 2020 and was appointed to serve as the Chairwoman of the Compensation Committee in September 2020. Ms. Devine is the founder and since 2014 has served as the Chief Executive Officer of FNB Holdings, LLC, a company dedicated to initiatives in the health and wellness space, and also Co-Founder and Chief Financial Officer of RTM Vital Signs, LLC, a development stage medical device company. Ms. Devine also founded and served as the Chief Executive Officer from 1994 to 2006 of Nutripharm, Inc., a company that has generated a portfolio of composition and process patents to create innovative natural food, beverage, pharmaceutical and nutraceutical products. Ms. Devine previously served as Chair of the Pennsylvania State Board of Accountancy and on the Board of the American Institute of CPAs. From 2005 to 2015, Ms. Devine was a member of the Board of Trustees of Villanova University and served as the Chair of the Audit and Risk Committee. Ms. Devine has served on the Board of Ben Franklin Technology Partners of Southeastern Pennsylvania since 2016. Ms. Devine has served as a director of Fulton Financial Corporation (NASDAQ: FULT) since 2012, AgroFresh Solutions, Inc. (NASDAQ: AGFS) since 2018 and Cubic Corporation (NYSE: CUB) since 2019. Ms. Devine is a Certified Public Accountant, and received her Masters in Business Administration from The Wharton School at the University of Pennsylvania, her Masters in Taxation from Villanova Law School and her undergraduate degree in Accounting from Villanova University. Ms. Devine’s management, business and finance experience qualifies her to serve on our Board.

William Grant II, 69, has served as a director of the Company since 2010 and as the Vice Chairman of the Board since 2017. Mr. Grant previously served as the Company’s President from 2015 to 2017, as the Senior Vice President of Health and Risk Management at Quest Diagnostics Incorporated from 2005 to 2007 and as the Chairman, President and Chief Executive Officer of LabOne, Inc. from 1995 to 2005. Prior to that, Mr. Grant served as the Chairman of the Board and Chief Executive Officer from 1993 to 1995, and as the President and Chief Executive Officer from 1990 to 1993, of Seafield Capital Corporation. Mr. Grant also served as the President and Chief Executive Officer of Business Men’s Assurance Company of America from 1986 to 1990. Mr. Grant has served as a director of Commerce Bancshares, Inc. (NASDAQ: CBSH), the publicly traded bank holding company for Commerce Bank, since 1983. Mr. Grant received his undergraduate degree from Kansas University and his Masters in Business Administration from The Wharton School at the University of Pennsylvania. Mr. Grant is the father of William Grant III, the Chief Operating Officer of the Company, and Robert Grant, the President of the Company’s Senior segment. Mr. Grant’s extensive experience in the healthcare industry and deep knowledge of our business qualifies him to serve on our Board.

Donald Hawks III, 45, has served as a director of the Company since 2014 and was appointed to serve as the Chairman of the Board in February 2020. He has served as a Managing Director and the President of Brookside Equity Partners LLC since its formation in 2012. He is a director of multiple private companies, including BEP AUL Holdings LLC, Cash Management Solutions Limited, Hillsdale Furniture Holdings LLC and Ultra Aluminum Manufacturing Inc. He serves on the Investment Committee of the Rockefeller Family Fund and is a Board Member of the Fresh Air Fund. Mr. Hawks received his undergraduate degree from Georgetown University and his Masters in Business Administration from The Wharton School at the University of Pennsylvania. Mr. Hawks’ extensive experience in business and investing in and advising companies qualifies him to serve on our Board. Mr. Hawks was appointed to the Board in 2014 in connection with the Company’s entry into the original Series D Preferred Stock Investors’ Rights and Stockholders Agreement and was appointed to serve upon the completion of this offering as a Class III director pursuant to the Amended and Restated Series D Preferred Stock Investors’ Rights and Stockholders Agreement, dated November 4, 2019, by and between the Company and certain affiliates of Brookside Equity Partners LLC and The Ampex Retirement Master Trust (the “Series D Holders”) (the “Amended and Restated Series D Preferred Stock Investors’ Rights and Stockholders Agreement”).

CORPORATE GOVERNANCE

Our business and affairs are managed under the direction of our Board, which is elected by our stockholders. Our Board currently consists of seven directors, all of whom, other than Messrs. Danker and Grant, qualify as “independent” under the listing standards of the New York Stock Exchange (the “NYSE”).

Director Independence

Our common stock is listed on the NYSE. Under the listing standards of the NYSE, independent directors must comprise a majority of a listed company’s board of directors. In addition, the listing standards of the NYSE require that, subject to specified exceptions, each member of a listed company’s audit, compensation and nominating and corporate governance committees be independent. Under the listing standards of the NYSE, a director will only qualify as an “independent director” if, in the opinion of that listed company’s board of directors, that director does not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director.

Audit committee members must also satisfy the additional independence criteria set forth in the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the listing standards of the NYSE. Compensation committee members must also satisfy the additional independence criteria set forth in the Exchange Act and the listing standards of the NYSE.

Our Board has undertaken a review of the independence of each director. Based on information requested from and provided by each director concerning his or her background, employment and affiliations, including family relationships, our Board has determined that Mr. Hawks, Dr. Patel, Mr. Devanny, Ms. Devine and Mr. Weldon do not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director, and that each of these directors is “independent” as that term is defined under the listing standards of the New York Stock Exchange. Our Board also determined that Messrs. Weldon and Devanny and Ms. Devine, who comprise our Audit Committee, and that Mr. Hawks and Ms. Devine, who comprise our Compensation Committee, each satisfy the independence standards for those committees established by the SEC and the rules of the NYSE. In making such determinations, our Board considered the relationships that each such non-employee director has with our Company and all other facts and circumstances our Board deemed relevant in determining independence, including the beneficial ownership of our capital stock by each non-employee director and any institutional stockholder with which he or she is affiliated.

Board Leadership Structure

The positions of Chief Executive Officer and Chairman of our Board are separated. Donald Hawks III serves as the Chairman of our Board, presides over meetings of our Board and holds such other powers and carries out such other duties as are customarily carried out by the Chairman of our Board. Our Board believes that at this time separating these roles is appropriate as it allows us to pursue strategic and operational objectives while maintaining effective oversight and objective evaluation of corporate performance. Our Board believes that separating these positions allows our Chief Executive Officer to focus on setting the overall strategic direction of the company, expanding the organization to deliver on our strategy and overseeing our day-to-day business, while allowing the Chairman of the Board to lead the Board in its fundamental role of providing strategic advice to and independent oversight of management.

Our Board recognizes the time, effort and energy that the Chief Executive Officer is required to devote to his position in the current business environment, as well as the commitment required to serve as our Chairman, particularly as the Board’s oversight responsibilities continue to grow. With respect to the separation of the offices of the Chairman of the Board and the Chief Executive Officer, the Board believes that this issue is part of the succession planning process, and that it is in the best interests of the Company for the Board to make this determination from time to time when selecting a Chief Executive Officer and/or Chairman of the Board. Our Board believes that having separate positions is the appropriate leadership structure for us at this time and demonstrates our commitment to good corporate governance.

Board’s Role in Risk Oversight

One of the key functions of our Board is informed oversight of our risk management process. Our Board does not have a standing risk management committee, but rather administers this oversight function directly through our Board as a whole, as well as through its standing committees that address risks inherent in their respective areas of oversight. In particular, our Board is responsible for fulfilling its oversight responsibilities regarding the Company’s policies and processes with respect to enterprise risk assessment and management, including any significant non-financial risk exposures.

Our audit committee is responsible for reviewing and discussing with management and the independent auditor our financial risk exposures (including our investment policies) and assessing the policies and process management has implemented to monitor and control such exposures. Our audit committee also monitors compliance with legal and regulatory requirements, in addition to oversight of the performance of our external audit function.

Our nominating and corporate governance committee monitors the effectiveness of our corporate governance guidelines and director practices and evaluates the composition, functions and duties of the committees of the Board.

Our compensation committee reviews and discusses the risks arising from our compensation policies, plans and programs applicable to all employees that are reasonably likely to have a materially adverse effect on us.

Risks Related to Compensation Policies and Practices

When determining our compensation policies and practices, the Board considers various matters relevant to the development of a reasonable and prudent compensation program, including whether the policies and practices are reasonably likely to have a material adverse effect on us. We believe that the mix and design of our executive compensation plans and policies do not encourage management to assume excessive risks and are not reasonably likely to have a material adverse effect on us for the following reasons: we offer an appropriate balance of short and long-term incentives and fixed and variable amounts; our variable compensation provides enhanced incentives for executives to outperform and strong disincentives for executives to underperform against our Company goals and is based on a balanced mix of Company performance criteria; and the Board and the compensation committee have the authority to adjust variable compensation as appropriate.

Anti-Hedging and Anti-Pledging Policies

Certain transactions in our securities (such as purchases and sales of publicly traded put and call options, and short sales) create a heightened compliance risk or could create the appearance of misalignment between management and stockholders. In addition, securities held in a margin account or pledged as collateral may be sold without consent if the owner fails to meet a margin call or defaults on the loan, thus creating the risk that a sale may occur at a time when an officer or director is aware of material, non-public information or otherwise is not permitted to trade in company securities. Our insider trading policy prohibits all officers, associates and directors who have access to confidential information from using or sharing that information for stock trading purposes or for any other purpose except the conduct of our business. All information about the Company should be considered confidential information.

Board Meetings and Committees

The number of directors on the Board will be fixed exclusively by our Board. Our Board currently consists of seven members.

During our fiscal year ended June 30, 2020 (“fiscal 2020”), our Board held four (4) meetings (including regularly scheduled and special meetings), and each director attended at least 75% of the aggregate of (i) the total number of meetings of our Board held during the period for which he or she had been a director and (ii) the total number of meetings held by all committees of our Board on which he or she served during the periods that he or she served. Under our Corporate Governance Guidelines, directors are expected to spend the time needed and meet as frequently as our Board deems necessary or appropriate to discharge their responsibilities. Directors are also expected to make efforts to attend our annual meeting of stockholders, all meetings of our Board and all meetings of the committees on which they serve.

Our Board has established standing committees in connection with the discharge of its responsibilities. These committees include the audit committee, the compensation committee and the nominating and corporate governance committee. Our Board may also establish such other committees as it deems appropriate, in accordance with applicable law and our corporate governance documents. A copy of each committee’s charter is posted on the corporate governance section of our website, www.selectquote.com. Members serve on these committees until their resignation or until as otherwise determined by our Board.

Audit Committee

The audit committee’s primary responsibilities include:

1.Overseeing management’s establishment and maintenance of adequate systems of internal accounting and financial controls;

2.Reviewing the effectiveness of our legal and regulatory compliance programs;

3.Overseeing our financial reporting process, including the filing of financial reports; and

4.Selecting independent auditors, evaluating their independence and performance and approving audit fees and services performed by them.

The members of our audit committee are Messrs. Weldon (Chair) and Devanny and Ms. Devine. Our Board has determined that Mr. Weldon and Ms. Devine are “audit committee financial experts” as defined by applicable SEC rules. Our Board has affirmatively determined that Ms. Devine’s simultaneous service on the audit committees of more than three public companies does not impair her ability to effectively serve on our Audit Committee.

Our audit committee held two (2) meetings during fiscal year ended June 30, 2020.

Compensation Committee

The compensation committee’s responsibilities include:

1.Ensuring our executive compensation programs are appropriately competitive, supporting organizational objectives and stockholder interests and emphasizing pay for performance linkage;

2.Evaluating and approving compensation and setting performance criteria for compensation programs for our chief executive officer and other executive officers; and

3.Overseeing the implementation and administration of our compensation plans.

The members of our Compensation Committee are Ms. Devine (Chair) and Messrs. Hawks and Devanny, each of whom is a non-employee director, as defined under the Exchange Act. None of our executive officers serves as a member of the compensation committee, or other committee serving an equivalent function, of any entity that has one or more executive officers who serve as members of our Board or a committee of our Board.

Our compensation committee held five (5) meetings during fiscal year ended June 30, 2020.

Nominating and Corporate Governance Committee

The nominating and corporate governance committee’s responsibilities include:

1.Recommending nominees for our Board and its committees;

2.Recommending the size and composition of our Board and its committees;

3.Reviewing our corporate governance guidelines and proposed amendments to our sixth amended and restated certificate of incorporation and amended and restated bylaws; and

4.Reviewing and making recommendations to address stockholder proposals.

The members of our nominating and corporate governance committee are Mr. Hawks (Chair), Ms. Devine and Dr. Patel.

Our nominating and corporate governance committee held one (1) meeting during fiscal year ended June 30, 2020.

Identifying and Evaluating Director Nominees

The Board has delegated to the nominating and corporate governance committee the responsibility of identifying, considering and selecting, and recommending for the selection of the Board, candidates who fit the criteria for membership to fill new positions on the Board (including candidates to fill any vacancies that may occur) and reviewing any candidates nominated by stockholders. The nominating and corporate governance committee may gather information about the candidates through interviews, detailed questionnaires, comprehensive background checks or any other means that the nominating and corporate governance committee deems to be appropriate in the evaluation process. The nominating and corporate governance committee then meets as a group to discuss and evaluate the qualities and skills of each candidate, both on an individual basis and taking into account the overall composition and needs of the board. Based on the results of the evaluation process, the nominating and corporate governance committee recommends candidates for the board of director’s approval as director nominees for election to the Board.

Minimum Qualifications

Our nominating and corporate governance committee uses a variety of methods for identifying and evaluating director nominees and will consider all facts and circumstances that it deems appropriate or advisable. In its identification and evaluation of director candidates, our nominating and corporate governance committee is responsible for reviewing the qualifications and independence of the members of the Board and its various committees on a periodic basis as well as the composition of the Board as a whole. This assessment will include members’ qualification as independent, as well as consideration of diversity, age, skills, and experience in the context of the needs of the Board.

Nominees must also have proven achievement and competence in their field, the ability to offer advice and guidance to our management team, the ability to make significant contributions to our success and an understanding of the fiduciary responsibilities that are required of a director. Director candidates must have sufficient time available in the judgment of our nominating and corporate governance committee to perform all board and committee responsibilities. Members of our Board are expected to prepare for, attend and participate in all board of director and applicable committee meetings. Other than the foregoing, there are no stated minimum criteria for director nominees, although our nominating and corporate governance committee may also consider such other factors as it may deem, from time to time, are in our and our stockholders’ best interests.

Although our Board does not maintain a specific policy with respect to board diversity, our Board believes that our Board should be a diverse body, and our nominating and corporate governance committee considers a broad range of backgrounds and experiences. In making determinations regarding nominations of directors, our nominating and corporate governance committee may take into account the benefits of diverse viewpoints. Our nominating and corporate governance committee also considers these and other factors as it oversees the annual board and committee evaluations. After completing its review and evaluation of director candidates, our nominating and corporate governance committee recommends to our full board the director nominees for selection.

Stockholder Recommendations and Nominations to the Board

The nominating and corporate governance committee will consider director nominee candidates who are recommended by our stockholders. Stockholders, in submitting recommendations to the nominating and corporate governance committee for director nominee candidates, must follow the following procedures:

The nominating and corporate governance committee must receive any such recommendation for nomination not earlier than the close of business on the 120th day and not later than the close of business on the 90th day prior to the first anniversary of the preceding year’s annual meeting.

All recommendations for director candidates must be submitted in writing to our Secretary at 6800 West 115th Street, Suite 2511, Overland Park, Kansas 66211, and must include the following:

•Name and address of the stockholder making the recommendation;

•The class or series and number of shares of the Company of record by such stockholder;

•All information that would be required to be set forth in a Schedule 13D filed pursuant to Rule 13d-1(a);

•A completed and signed questionnaire, representation and agreement required by Section 2.9 of our amended and restated bylaws;

•A representation that the stockholder is a record holder of our securities, or if the stockholder is not a record holder, evidence of ownership;

•Name, age, business and residential address, educational background, current principal occupation or employment, and principal occupation or employment for the precedent five full years of the individual recommend for consideration as a director nominee;

•A description of all arrangements or understandings between the stockholder and the proposed director nominee;

•The consent of the proposed director nominee (i) to be named in the proxy statement for the annual meeting and (ii) to serve as a director if elected at such annual meeting; and

•Any other information regarding such stockholder and the proposed director nominee that is required to be included in the proxy statement.

Stockholder Communications

The Board provides to every stockholder the ability to communicate with the Board, as a whole, and with individual directors on the Board through an established process for stockholder communication. Stockholders may communicate with the Board or individual directors by submitting written correspondences to the Company’s headquarters at 6800 West 115th Street, Suite 2511, Overland Park, Kansas 66211, Attn: Secretary. The Secretary may facilitate or direct such communications with the Board or individual directors by reviewing, sorting, and summarizing such communications. All such communications will be referred to the Board or individual directors for consideration unless the Board instructs the Secretary otherwise.

Corporate Governance Guidelines and Code of Business Conduct and Ethics

Our Board has adopted Corporate Governance Guidelines that address items such as the qualifications and responsibilities of our directors and director candidates and corporate governance policies and standards applicable to us in general. In addition, our Board has adopted a Code of Business Conduct and Ethics that applies to all of our directors, officers and employees, including our principal executive officer, principal financial officer, principal accounting officer and persons performing similar functions. A copy of our Corporate Governance Guidelines and Code of Business Conduct and Ethics will be available upon written request to our Secretary or on our website at www.selectquote.com. If we amend or grant any waiver from a provision of our Code of Business Conduct and Ethics that applies to any of our executive officers, we will publicly disclose such amendment or waiver on our website and as required by applicable law.

Non-Employee Director Compensation

Members of any committee of the Board may not receive any compensation from the Company except the fees that they receive for service as a member of the Board or any committee thereof. Members of any committee of the Board shall receive such fees, if any, for their service as committee members as may be determined by the Board in its sole discretion and as set forth below. Fees may be paid in such form of consideration as is determined by the Board. Non-employee members of the Board are required hold equity equal to 5 times their annual cash retainer, and therefore, must hold all vested equity net taxes until this ownership guideline is met.

Cash Retainers.

Annual Retainer for Board Membership
Annual service on the Board	$40,000
Annual service as non-executive chairperson	$22,500

Additional Annual Retainer for Committee Membership
Annual service as chair of the audit committee	$17,500
Annual service as chair of the compensation committee	$12,500
Annual service as chair of the nominating and corporate governance committee	$7,500

RSU Retainers. On an annual basis, each non-employee director will also be eligible to receive an annual grant of a number of restricted stock units equal to $100,000 divided by the closing price of our common stock on the date of the annual shareholder meeting (rounded down to the nearest whole share), which will vest, subject to continued service, on the date of the following year’s annual shareholder meeting.

Initial Stock Option Grant. Upon joining the Board, each non-employee director also receives an initial grant of non-qualified stock options with a grant date fair value of $125,000, which will vest in three annual installments over a three-year period.

Employee directors receive no additional compensation for their service as a director.

We reimburse all reasonable out-of-pocket expenses incurred by directors for their attendance at meetings of our Board or any committee thereof.

Non-Employee Director Compensation Table

The following table provides information regarding the total compensation that was earned by or paid to each of our non-employee directors for the fiscal year ended June 30, 2020. Directors who also serve as employees receive no additional compensation for their service as directors. As the former President of the Company, Mr. Grant is party to an employment agreement with the Company, which is scheduled to expire on December 31, 2020, under which Mr. Grant receives an annual base salary of $220,000 per year and is eligible for annual bonuses, equity compensation awards, and employee benefits. Accordingly, he did not receive any additional compensation for his service as a director in fiscal 2020. During the fiscal year ended June 30, 2020, Tim Danker, our Chief Executive Officer, was a member of our board as well as an employee, and received no additional compensation for his services as a director. See the section titled “Executive Compensation” for more information about Mr. Danker’s compensation for the fiscal year ended June 30, 2020.

Name	Fees Earned or Paid in Cash ($)(1)	Equity Awards ($)(2)	All Other Compensation ($)(3)	Total ($)
Donald Hawks III	$7,863	---	---	$7,863
William Grant II	---	---	9,227,826	9,227,826
Donald Britton (4)	20,897	---	---	20,897
Earl Devanny III	4,493	125,244	---	504,493
Denise Devine	4,493	125,244	---	504,493
Raymond Weldon	$6,459	---	---	$6,459

(1) Represents amount paid for Board of Director Fees during FY2020.

(2) Amounts represent the aggregate grant date fair value computed in accordance with Financial Accounting Standards Board (FASB) Accounting Standards Codification (ASC) Topic 718 for stock options granted to our non-employee directors on May 20, 2020, using the Black-Scholes-Merten valuation methodology to determine the grant date fair value of the stock options. The fair value is determined using the closing market price of our Common Stock on the grant date, which was $20.00, among other assumptions utilized in the calculation.

(3) Mr. Grant received a base salary of $220,000 for fiscal year 2020 in his capacity of employee of the Company. Also includes a non-equity incentive bonus in an amount of $33,001, a November 2019 dividend distribution to shareholders and option holders in the amount of $8,968,611, group term life insurance imputed interest, and spousal airfare for a business trip. Mr. Grant receives no additional compensation for his services as a director.

(4) Mr. Britton resigned from the Board of Directors on September 23, 2020.

Narrative Disclosure to Non-Employee Director Compensation Table

Below are descriptions of the compensatory agreements with our non-employee directors that were in place during fiscal year ended June 30, 2020.

Donald Hawks III

Donald Hawks III joined our Board in 2014 and was appointed to serve as the Chairman of the Board in February 2020. Mr. Hawks did not earn compensation in connection with his board service during fiscal 2020.

William Grant II

William Grant II joined our Board in 2010 and was appointed to serve as the Vice Chairman of the Board in 2017. As the former President of the Company, Mr. Grant is party to an employment agreement with the Company, which is scheduled to expire on December 31, 2020. Pursuant to the employment agreement, Mr. Grant receives an annual base salary of $220,000 per year.

Donald Britton

Donald Britton joined our Board in 2014 and was appointed to serve as the chair of the compensation committee in 2015. Mr. Britton has historically been compensated on a per-meeting basis for his director service, most recently at a rate of $5,000 per meeting. Mr. Britton resigned from our Board on September 23, 2020.

Earl Devanny III

Earl Devanny III joined our Board in February 2020. As part of Mr. Devanny joining our Board, he was provided with a grant of non-qualified stock options with a grant date fair value of $125,244, which will vest in three annual installments over a three-year period, and an exercise price equal to the initial public offering price of a share of Company common stock of $20.

Denise Devine

Denise Devine joined our Board in February 2020. As part of Ms. Devine joining our Board, she was provided with a grant of non-qualified stock options with a grant date fair value of $125,244, which will vest in three annual installments over a three-year period, and an exercise price equal to the initial public offering price of a share of Company common stock of $20.

Raymond Weldon

Raymond Weldon joined our Board in 2014 and served as the Chairman of the audit committee from 2016 to 2019. Mr. Weldon did not earn compensation in connection with his board service during fiscal year 2020.

PROPOSAL TWO:
RATIFICATION OF APPOINTMENT OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Our audit committee has engaged Deloitte & Touche LLP (“Deloitte”) as our independent registered public accounting firm to perform the audit of our financial statements for the fiscal year ended June 30, 2021, and we are asking you and other stockholders to ratify this appointment. During the fiscal year ended June 30, 2020, Deloitte served as our independent registered public accounting firm.

Although ratification of the appointment of Deloitte is not required by our amended and restated bylaws or otherwise, our Board is submitting the appointment of Deloitte to stockholders for ratification as a matter of good corporate governance. A majority vote of the shares present in person or represented by proxy and entitled to vote is required in order to ratify the appointment of Deloitte. In the event that our stockholders do not ratify this appointment of Deloitte, our audit committee will reconsider whether or not to retain Deloitte. Even if the appointment is ratified, our audit committee in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if they determine that such a change would be in the best interests of the stockholders.

We expect that a representative of Deloitte will attend the Annual Meeting and the representative will have an opportunity to make a statement if he or she so chooses. The representative will also be available to respond to appropriate questions from stockholders.

Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Registered Public Accounting Firm

We have adopted a policy under which our audit committee must pre-approve all audit and permissible non-audit services to be provided by the independent registered public accounting firm. As part of its review, our audit committee also considers whether the categories of pre-approved services are consistent with the rules on accountant independence of the SEC and the Public Company Accounting Oversight Board. Our audit committee has pre-approved all services performed by the independent registered public accounting firm since the pre-approval policy was adopted prior to our initial public offering.

Audit Fees

The following table sets forth the fees billed or to be billed by Deloitte and its affiliates for professional services rendered with respect to the fiscal years ended June 30, 2020 and 2019. All of these services were approved by our audit committee.

Fee Category	Fiscal 2020	Fiscal 2019
Audit Fees (1)	$3,008,245	$257,790
Audit-Related Fees (2)	817,405	36,400
Tax Fees (3)	175,725	132,867
All Other Fees (4)	434,487	25,000
Total Fees	$4,435,862	$452,057

(1) Audit Fees consist of fees for professional services provided in connection with the audit of our financial statements, and reviews of our quarterly financial statements. This category also includes audit fees for services incurred in connection with our initial public offering and services normally provided by Deloitte in connection with statutory and regulatory filings or engagements.

(2) Audit-Related Fees consist of fees billed for assurance and related services that are reasonably related to the performance of the audit or review of our financial statements and not reported under “Audit Fees,” including accounting consultations in connection with acquisitions. This category also includes audit-related fees for services incurred in connection with our initial public offering and services normally provided by Deloitte in connection with statutory and regulatory filings or engagements.

(3) Tax Fees consist of fees for professional services for tax compliance, tax advice and tax planning. These services include consultation on tax matters and assistance regarding federal, state and international tax compliance.

(4) All Other Fees consist of aggregate fees billed for products and services provided by the independent registered public accounting firm other than those disclosed above, which include acquisition and debt support.

Recommendation

OUR BOARD AND AUDIT COMMITTEE RECOMMEND THAT YOU VOTE “FOR” RATIFICATION OF THE APPOINTMENT OF DELOITTE & TOUCHE LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING JUNE 30, 2021.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

The audit committee is a committee of the Board comprised solely of independent directors as required by the listing standards of the New York Stock Exchange and rules and regulations of the SEC. The audit committee operates under a written charter approved by our Board, which is available on the corporate governance section of our website, www.selectquote.com. The composition of the audit committee, the attributes of its members and the responsibilities of the audit committee, as reflected in its charter, are intended to be in accordance with applicable requirements for corporate audit committees. The audit committee reviews and assesses the adequacy of its charter and the audit committee’s performance on an annual basis.

With respect to our financial reporting process, our management is responsible for (1) establishing and maintaining internal controls and (2) preparing our financial statements. Our independent registered public accounting firm, Deloitte & Touche LLP, is responsible for performing an independent audit of our financial statements. It is the responsibility of the audit committee to oversee these activities. It is not the responsibility of the audit committee to prepare our financial statements. These are the fundamental responsibilities of management. In the performance of its oversight function, the audit committee has:

1.reviewed and discussed the audited financial statements with management and Deloitte;

2.discussed with Deloitte the matters required to be discussed by the Public Company Accounting Oversight Board (“PCAOB”); and

3.received the written disclosures and the letter from Deloitte required by applicable requirements of the PCAOB regarding the independent accountant’s communications with the audit committee concerning independence and has discussed with Deloitte its independence.

Based on the audit committee’s review and discussions with management and Deloitte, the audit committee recommended to the Board that the audited financial statements be included in the Annual Report on Form 10-K for the fiscal year ended June 30, 2020 for filing with the SEC.

Respectfully submitted by the members of the audit committee of the Board:

Raymond Weldon (Chair)
Earl Devanny
Denise Devine

EXECUTIVE OFFICERS

The following table identifies certain information about our executive officers, including their ages, as of June 30, 2020.

Name	Age	Positions
Tim Danker	47	Chief Executive Officer and Director
Raffaele Sadun	44	Chief Financial Officer
William Grant III	45	Chief Operating Officer
Robert Grant	35	President, Senior Segment
Matthew Gunter	46	President, Auto & Home Segment
Paul Gregory	37	Executive Vice President, Life Segment
Al Boulware	44	General Counsel and Secretary
Floyd May III	44	Chief Information Officer

Executive Officers

Please refer to “Proposal One: Election of Directors” for Mr. Danker’s biography.

Raffaele Sadun, 44, has served as the Chief Financial Officer of the Company since 2017. Mr. Sadun previously served as the Chief Financial Officer of The Mutual Fund Store from 2014 to 2016 until its sale to Financial Engines, one of the largest independent registered investment advisors in the United States, where he served as Senior Vice President of Finance from 2016 to 2017. Prior to that, Mr. Sadun served as the Chief Financial Officer of Adknowledge, one of the largest digital advertising companies in the United States, from 2012 to 2014 and as the Chief Financial Officer of SeaWorld Parks & Entertainment from 2010 to 2011. Mr. Sadun is an honors graduate in Management of The London School of Economics.

William Grant III, 45, has served as the Chief Operating Officer of the Company since 2019. Mr. Grant previously served as the President of the Company’s Senior segment and as Chief Marketing Officer of the Company from 2017 to 2019. Prior to that, Mr. Grant served as the Senior Vice President of Marketing for the Company’s Senior segment from 2012 to 2017. Mr. Grant received his undergraduate degree from the University of Kansas. Mr. Grant is the son of William Grant II, the Vice Chairman of the Company’s Board, and the brother of Robert Grant, the President of the Company’s Senior segment.

Robert Grant, 35, has served as the President of the Company’s Senior segment since 2019. Mr. Grant previously served as the Company’s Chief Revenue Officer from 2017 to 2019. Prior to that, Mr. Grant served as the Senior Vice President of Sales for the Company’s Life segment from 2016 to 2017 and as the Director of Sales and Operations for the Company’s Senior segment from 2013 to 2016. Mr. Grant received his undergraduate degree from the University of Kansas. Mr. Grant is the son of William Grant II, the Vice Chairman of the Company’s Board, and the brother of William Grant III, the Company’s Chief Operating Officer.

Matthew Gunter, 46, has served as the President of the Company’s Auto & Home segment since 2016. Mr. Gunter previously served as the Vice President of National Retail Channels for Sprint Corporation from 2013 to 2016 and in a variety of leadership roles within the Finance and Marketing organizations at Sprint Corporation from 2003 to 2013. Prior to joining Sprint, Mr. Gunter worked as a business consultant for Bain & Company and for Arthur Andersen. Mr. Gunter earned his Bachelor of Business Administration from the University of Notre Dame and his Master of Business Administration from the Kellogg School of Management at Northwestern University.

Paul Gregory, 37, has served as the Executive Vice President of the Company’s Life segment since 2019. Mr. Gregory previously served as the Company’s Senior Vice President of IT, Data Science and Recruiting in 2019 and as the Company’s Senior Vice President of IT and Data Science from 2016 to 2019. Prior to that, Mr. Gregory served as the Vice President of Sales and Operations for the Company’s Senior segment in 2016 and as the Chief Revenue Officer of Corvisa, a provider of cloud-based communications solutions, from 2012 to 2016. Mr. Gregory serves on the board of directors of System Target, a private consulting company. Mr. Gregory earned his undergraduate degree and Master of Business Administration from the University of Kansas.

Daniel “Al” Boulware, 44, has served as the Company’s General Counsel and Secretary since 2019. Mr. Boulware previously served as the Vice President and General Counsel for SS&C Health, the healthcare segment of SS&C Technologies Holdings, Inc., a public company that provides technology to the financial services industry as well as pharmacy benefit management, medical claims processing, data analytics, and associated technology to the healthcare industry. Prior to that, Mr. Boulware served as a Shareholder of Polsinelli, P.C. from 2012 to 2013 and as an associate of that law firm from 2002 to 2012. Mr. Boulware earned his undergraduate degree, Juris Doctor degree and Master of Business Administration from the University of Kansas.

Floyd May III, 44, has served as the Company’s Chief Information Officer since 2019. Mr. May previously served as the Director of Operations for the United States Office of Public and Indian Housing from 2018 to 2019. Prior to that, Mr. May served as a Business Program Manager for the United States Department of Housing and Urban Development (“HUD”) from 2013 to 2018 and in a variety of other operational leadership roles at HUD from 2006 to 2013. Mr. May earned his undergraduate degree in Business Administration from the Howard University School of Business, from which he graduated with honors.

EXECUTIVE COMPENSATION

The following is a discussion and analysis of compensation arrangements of our named executive officers. This discussion contains forward-looking statements that are based on our current plans, considerations, expectations and determinations regarding future compensation programs. Actual compensation programs that we adopt may differ materially from currently planned programs as summarized in this discussion. As an “emerging growth company” as defined in the JOBS Act, we are not required to include a Compensation Discussion and Analysis section and have elected to comply with the scaled back disclosure requirements applicable to emerging growth companies.

Overview

Our current executive compensation program is intended to align executive compensation with our business objectives and to enable us to attract, retain and reward executive officers who contribute to our long-term success. The compensation paid or awarded to our executive officers is generally based on an assessment of each individual’s performance compared against the business objectives established for the fiscal year as well as our historical compensation practices. For fiscal 2020, the material elements of our compensation program were base salary, annual cash bonuses and equity-based compensation in the form of stock options.

We expect that our executive compensation program will evolve to reflect our status as a newly publicly traded company, while still supporting our overall business and compensation objectives. Therefore, the compensation reported in the Fiscal 2020 Summary Compensation Table below is not necessarily indicative of how we will compensate our named executive officers in the future. We expect that we will continue to review, evaluate and modify our compensation framework and that the compensation program may vary significantly from our historical practices prior to our initial public offering. The compensation committee of our Board has retained Semler Brossy, an independent compensation consultant, to assist the compensation committee in designing our post-offering executive compensation program. As part of this engagement, Semler Brossy is performing a market-based review of our executive compensation program.

This section provides a discussion of the compensation paid or awarded to our principal executive officer and our two other most highly compensated executive officers as of June 30, 2020. We refer to these individuals as our Named Executive Officers, or “NEOs.” For fiscal 2020, our NEOs were Tim Danker, our Chief Executive Officer and President of our Life segment, Raffaele Sadun, our Chief Financial Officer, and William Grant III, our Chief Operating Officer.

Fiscal 2020 Summary Compensation Table

    The following table sets forth the total compensation awarded to or earned by or paid to our NEOs with respect to fiscal 2020.

Name and Principal Position	Year	Salary ($)	Bonus ($) (1)	Stock Awards ($) (2)	Non-Equity Incentive Plan Compensation ($) (3)	All other compensation ($) (4)	Total ($)
Tim Danker	2020	$326,125	$256	---	$137,327	$3,850,731	$4,314,440
Chief Executive Officer	2019	305,000	256	---	126,767	12,859	444,882

Raffaele Sadun	2020	310,833	50,154	---	127,500	2,392,228	2,880,715
Chief Financial Officer	2019	300,000	128	---	124,688	12,123	436,939

William Grant III	2020	266,250	259	2,000,000	111,751	1,889,641	4,267,901
Chief Operating Officer	2019	$250,000	$256	---	$103,907	$7,910	$362,073

(1) Represents amount paid pursuant to a Company-wide holiday bonus program, which bonus amount was based solely on seniority. Additionally, Mr. Sadun received a bonus related to the execution of significant transactions.

(2) Amounts represent the aggregate grant date fair value computed in accordance with Financial Accounting Standards Board (FASB) Accounting Standards Codification (ASC) Topic 718 of Annual RSUs granted to Mr. Grant in fiscal 2020 in connection with our initial public offering. No assumptions were necessary to determine the grant date fair value of the Annual RSUs. The fair value of each Annual RSU is determined using the closing market price of our Common Stock on the grant date, which was $20.00.

(3) Messrs. Danker, Sadun and Grant received annual bonuses pursuant to our Management Incentive Plan (the "MIP"), the terms of which are described below under "--Annual Cash Bonuses." Bonuses were subject to the achievement of earnings related goals and personal objectives. The bonus payments reflected performance under the MIP at the maximum level of achievement.

(4) Represents amounts for cell phone stipends, group term life insurance imputed interest, employer contribution to HAS plan, airfare for a spouse business trip, 401(k) company match and 401(k) profit sharing contribution, which, in fiscal 2020, equaled in the aggregate: $12,609 for Mr. Danker, $12,357 for Mr. Sadun, and $9,744 for Mr. Grant. Also includes a November 2019 dividend distribution to shareholders and option holders in the amounts of $3,838,122 for Mr. Danker, $2,379,871 for Mr. Sadun, and $1,879,897 for Mr. Grant.

Narrative to Summary Compensation Table

Base Salary

Base salaries are intended to provide a level of compensation sufficient to attract and retain an effective management team, when considered in combination with the other components of our executive compensation program. The relative levels of base salary for our NEOs are designed to reflect each NEO’s scope of responsibility and accountability with the Company. Please see the “Salary” column of the Fiscal 2020 Summary Compensation Table above for the base salary amounts received by each NEO in fiscal 2020.

Annual Cash Bonuses

Historically, we have provided our senior leadership team with short-term incentive compensation through our annual cash bonus plan. Annual bonus compensation holds executives accountable, rewards the executives based on actual business results and helps create a “pay for performance” culture. Our annual cash bonus program provides cash incentive award opportunities for the achievement of performance goals established by our Board at the beginning of each fiscal year.

In fiscal 2019, Messrs. Danker, Sadun and Grant were eligible to earn annual cash bonuses targeted at 35% of their base salaries pursuant to our Management Incentive Plan (“MIP”). Each NEO was eligible to earn his bonus based on the attainment of Company targets relating to earnings goals and personal objectives, with earnings weighted 75% and the personal objectives weighted 25%. For Mr. Danker, his earnings-based targets were weighted 33% based on the Life segment’s results and 67% based on consolidated Company results. For Mr. Sadun, his earnings-based target was weighted 100% based on consolidated Company results. For Mr. Grant, his earnings-based targets were weighted 75% based on Senior segment’s results and 25% based on consolidated Company results. The actual cash bonuses awarded to each NEO for fiscal 2019 performance are set forth in the “Non-Equity Incentive Plan Compensation” column of the Fiscal 2020 Summary Compensation Table above.

In connection with the market-based review of our executive compensation program performed by Semler Brossy, our compensation committee approved target bonus adjustments effective upon the completion of our initial public offering for Messrs. Danker, Sadun and Grant to be 75% of their respective annual base salaries.

Equity Compensation

To further align the interests of our executive officers with the interests of our stockholders and to further focus our executive officers on our long-term performance, we have historically granted equity compensation in the form of stock options. Stock options generally vest as to one-third after the vesting commencement date and as to 1/24 of the remaining shares subject to the stock option monthly thereafter, subject to the award recipient’s continued employment through the applicable vesting date.

In fiscal 2020, the Board approved a grant of 100,000 restricted stock units to Mr. Grant in connection with our initial public offering, vesting in three equal installments on the first three anniversaries of the date of grant.

Retirement Plans

We maintain a 401(k) retirement savings plan for the benefit of our employees, including our NEOs, who satisfy certain eligibility requirements. The NEOs are eligible to participate in the 401(k) plan on the same terms as other full-time employees and receive matching contributions equal to 100% of the first 2% of their individual contributions and a potential additional 1% profit sharing contribution based on Company achievement of performance targets.

Executive Employment Arrangements

In May 2019, we entered into employment agreements with each of Messrs. Danker, Sadun, and Grant. Each employment agreement provides for a three-year initial employment period, with automatic annual renewals, unless either party provides notice of non-renewal at least 90 days prior to the expiration of the then-current term. Each employment agreement sets forth the applicable executive’s base salary and annual bonus opportunity, and provides eligibility to participate in our benefit plans generally.

Pursuant to their respective employment agreements, if the employment of the applicable NEO is terminated by us without “cause” or by the applicable executive for “good reason” (as such terms are defined in the respective employment agreements), the applicable NEO is, subject to the execution and non-revocation of a release of claims, entitled to: (i) a prorated bonus for the year during which the termination occurs; (ii) a lump sum cash severance payment, in an amount equal to the applicable severance multiple times the sum of the NEO’s annual base salary and target annual bonus; (iii) COBRA reimbursement for the excess of the monthly cost of premiums associated with medical and dental coverage over the portion of the monthly premiums for such coverage payable by a similarly situated active employee during the applicable severance period; and (iv) in the case of Mr. Sadun only, vesting of any unvested Company equity compensation awards that would have by their terms vested prior to or on the one-year anniversary of the date of termination. For the NEOs, the applicable severance multiple is one, unless the date of termination occurs during the 90-day period prior to a “change in control” (as defined in the employment agreements) or during the two-year period commencing on a change in control, in which case it is 1.5 (or, for Mr. Danker, in such circumstances or if the date of termination occurs during the two-year period commencing on the date of an initial public offering, two). If a change in control for purposes of Section 280G of the Internal Revenue Code occurs prior to May 16, 2020, Mr. Sadun would be entitled to indemnification for any associated change in control golden parachute excise taxes.

Each NEO is subject to various restrictive covenants, including an assignment of inventions covenant, a perpetual confidentiality covenant and two-year non-competition and non-solicitation covenants. However, for Messrs. Grant and Sadun, in the event of a severance-qualifying termination during the two-year period following a change in control, the non-competition and non-solicitation period would be shortened to 18 months, unless we elect to increase the severance multiple to two.

Stock Ownership Guidelines

In an effort to align our directors’ and executive officers’ interests with those of our stockholders, we have adopted stock ownership guidelines that will be effective prior to the completion of this offering. Our non-employee directors are expected to hold Company common stock valued at five times their annual cash retainer for board service (not including any additional retainers for service as Lead Director or on a committee). Our Chief Executive Officer is expected to hold Company common stock valued at a multiple of five times his annual base salary and our other NEOs are expected to hold Company common stock valued at a multiple of three times annual base salary.

While executive officers and directors are not required to satisfy the ownership guidelines by a specific date, until the target dollar value has been reached, executive officers and non-employee directors must retain 100%, of all net shares received under any Company equity compensation plan. Once the executive officer or director holds the target dollar value, he or she is deemed to be in compliance with the policy so long as he or she continues to hold at least the number of shares required to meet the target dollar value.

Outstanding Equity Awards at Fiscal 2020 Year-End

    The following table sets forth information regarding outstanding equity compensation awards held as of June 30, 2020, by our NEOs:

Stock Awards
Name	Grant date	Number of shares or units of stock that have not vested (#)	Market value of shares or units of stock or that have not vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights that have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Tim Danker (1)	---	---	---	---	---
Raffaele Sadun (1)	---	---	---	---	---
William Grant III (2)	5/20/20	100,000	$2,533,000	---	---

(1) Although Mr. Danker and Mr. Sadun did not have any outstanding equity awards as of June 30, 2020, please refer to the beneficial ownership table included below under “Security Ownership of Certain Beneficial Owners and Management” for the shares of common stock held by each NEO.

(2) These restricted stock units vest in three equal installments on the first three anniversaries of the date of grant.

EQUITY COMPENSATION PLAN INFORMATION

    The following table provides information as of June 30, 2020, with respect to the shares of our common stock that may be issued under our existing equity compensation plans.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights	Weighted Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a))
	(a)	(b)	(c)
Equity compensation plans approved by stockholders (1)	4,217,417	$2.59	9,089,000
Equity compensation plans not approved by stockholders	---	---	---

(1) Includes the following plans: our 2003 Stock Plan and our 2020 Omnibus Incentive Plan.

Equity Compensation Plans

2003 Stock Plan

We have historically maintained the 2003 Stock Plan to reward and attract employees and consultants with common stock, and to provide incentives that directly align their interests with those of our stockholders. However, no further awards will be made under the 2003 Stock Plan as of the effective date of the 2020 Plan, which we adopted in connection with our initial public offering. As of August 31, 2020, there were outstanding stock options to purchase an aggregate amount of 3,314,429 shares of our common stock with an aggregate weighted-average exercise price of $1.01. The stock options generally vest as to one-third after the vesting commencement date and as to 1/24 of the remaining shares subject to the stock option monthly thereafter, subject to the award recipient’s continued employment through the applicable vesting date. Outstanding stock options generally vest upon a “Change in Control” (as defined in the 2003 Stock Plan). Upon a termination of employment for any reason other than for “Cause” (as defined in the 2003 Stock Plan), any unvested and outstanding stock options would generally be forfeited for no consideration, and any vested and outstanding stock options would remain exercisable for 90 days following the date of termination (and, in the case of a termination of employment due to death or disability, for 12 months following the date of termination). Each of our NEOs has been granted stock options under the 2003 Stock Plan and has previously exercised all of their stock options. Our Board administers the 2003 Stock Plan.

2020 Omnibus Incentive Plan

In connection with our initial public offering, our Board adopted, and our current shareholders approved, the Company’s 2020 Omnibus Incentive Plan (the “2020 Plan”). The purposes of our 2020 Plan are to attract and retain the best available personnel; to provide additional incentive to our employees, directors and consultants; and to promote the success of our business. The 2020 Plan provides for the grant of incentive stock options (“ISOs”), nonstatutory stock options (“NSOs”), stock appreciation rights, restricted stock awards, restricted stock unit awards and other forms of equity compensation (collectively, “stock awards”). Additionally, the 2020 Plan provides for the grant of performance-based cash awards. ISOs may be granted only to employees. All other awards may be granted to employees, non-employee directors and consultants of the Company and its subsidiaries and affiliates. The number of shares of our common stock available for issuance pursuant to future awards under our 2020 Plan is 9,600,000. The number of shares of our common stock reserved under our 2020 Plan is subject to an annual increase on the first day of each fiscal year beginning on July 1, 2021 equal to 3% of our outstanding shares of common stock as of the last day of the immediately preceding fiscal year. The maximum number of shares of our common stock that may be issued upon the exercise of ISOs will be 4,000,000. As of August 31, 2020, there were outstanding awards to obtain an aggregate amount of 1,849,439 shares of our common stock with an aggregate weighted-average exercise price of $14.10. Each of our NEOs has been granted awards under the 2020 Plan. Our Board administers the 2020 Plan.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

    The following table sets forth information with respect to the beneficial ownership of our capital stock, as of August 31, 2020, for:

1.Each person, or group of affiliated persons, known by us to beneficially own more than 5% of our outstanding common stock;

2.Each of our directors;

3.Each of our named executive officers; and

4.All of our executive officers and directors as a group.

    The number of shares beneficially owned by each stockholder is determined under rules of the SEC and includes voting or investment power with respect to securities. Under these rules, beneficial ownership includes any shares as to which the individual or entity has sole or shared voting power or investment power. In computing the number of shares beneficially owned by an individual or entity and the percentage ownership of that person, shares of common stock subject to options, warrants or other rights held by such person that are currently exercisable or will become exercisable within 60 days are considered outstanding, although these shares are not considered outstanding for purposes of computing the percentage ownership of any other person.

    We have based our calculation of the percentage of beneficial ownership on 162,566,475 shares of common stock outstanding as August 31, 2020.

    Unless otherwise indicated, the address of all listed stockholders is c/o SelectQuote, Inc., 6800 West 115th Street, Suite 2511, Overland Park, Kansas 66211. Each of the stockholders listed has sole voting and investment power with respect to the shares beneficially owned by the stockholder unless noted otherwise, subject to community property laws where applicable.

	Shares Beneficially Owned
Name of Beneficial Owner	Number	%
5% Stockholders
Entities Associated with Brookside Equity Partners LLC	23,354,379	14.37%
Charan Singh	11,623,975	7.14%
Directors and Executive Officers
Tim Danker	1,746,141	1.07%
Earl Devanny III	—	*
Denise Devine	—	*
William Grant II	6,073,153	3.71%
William Grant III	3,552,177	2.19%
Donald Hawks III	40,000	*
Kavita Patel	—	*
Raffaele Sadun	1,055,458	*
Raymond Weldon	40,000	*
All executive officers and directors as a group (14 persons)	16,840,146	10.28%

* Represents less than one percent (1%).

(1) Includes 11,290,984 shares of common stock held by BEP III LLC; 8,790,256 shares of common stock held by BEP III Co-Invest LLC; 2,402,815 shares of common stock held by SQ Co-Investors LLC; and 870,324 shares of common stock held by The Ampex Retirement Master Trust. The business address for each of these entities is 201 Tresser Boulevard, Suite 320, Stamford, Connecticut 06901.

(2) Includes 10,550,775 shares of common stock held directly by Mr. Singh and 836,576 shares of common stock held by Mr. Singh’s spouse, Sylvia Singh. Also includes 236,624 shares of common stock subject to options exercisable within 60 days of August 31, 2020.

(3) Includes 1,736,743 shares of common stock held directly by Mr. Danker and 9,398 shares of common stock beneficially owned by Mr. Danker through his Mainstar Trust IRA.

(4) Includes 2,969,744 shares of common stock held directly by Mr. Grant, 1,595,424 shares of common stock beneficially owned by Mr. Grant as the trustee of the W. Thomas Grant II Family Irrevocable Trust, and 391,361 shares of common stock beneficially owned by Mr. Grant through his Mainstar Trust IRA. Also includes 1,116,624 shares of common stock subject to options exercisable within 60 days of August 31, 2020.

(5) Includes 1,638,373 shares of common stock held directly by Mr. Grant, 1,440,000 shares of common stock beneficially owned by Mr. Grant as the trustee of the William Thomas Grant III Irrevocable Trust, and 463,123 shares of common stock beneficially owned by Mr. Grant through Haakon Capital LLC, an investment company in which Mr. Grant owns a 33.3% ownership stake. Mr. Grant disclaims beneficial ownership of the shares held by Haakon Capital LLC, except to the extent of his pecuniary interest therein. Without giving effect to these shares, Mr. Grant would have beneficial ownership of 3,089,054 shares of the Company’s common stock, representing 1.9% of our common stock outstanding as of August 31, 2020.

(6) Includes 40,000 shares of common stock held directly by Mr. Hawks. Does not include 11,290,984 shares of common stock held by BEP III LLC; 8,790,256 shares of common stock held by BEP III Co-Invest LLC; and 2,402,815 shares of common stock held by SQ Co-Investors LLC. In his capacity as a Managing Director of Brookside Equity Partners LLC, the manager of BEP III LLC, BEP III Co-Invest LLC and SQ Co-Investors LLC, Mr. Hawks exercises shared voting and investment control over the above-listed securities. Mr. Hawks disclaims beneficial ownership of the shares held by these entities, except to the extent of his pecuniary interest therein.

(7) Includes 40,000 shares of common stock held directly by Mr. Weldon and his spouse Lea Weldon. Does not include 11,290,984 shares of common stock held by BEP III LLC; 8,790,256 shares of common stock held by BEP III Co-Invest LLC; 2,402,815 shares of common stock held by SQ Co-Investors LLC; and 870,324 shares of common stock held by The Ampex Retirement Master Trust. In his capacity as a Managing Director of Brookside Equity Partners LLC, the manager of BEP III LLC, BEP III Co-Invest LLC and SQ Co-Investors LLC, Mr. Weldon exercises shared voting and investment control over the above-listed securities. In his capacity as a member of the board of directors of Park AQ Pension Management, Inc., the investment adviser to The Ampex Retirement Master Trust, Mr. Weldon also exercises shared voting and investment control over the securities held by that entity. Mr. Weldon disclaims beneficial ownership of the shares held by these entities, except to the extent of his pecuniary interest therein.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Other than the compensation arrangements for our executive officers and directors which are described in the section titled “Executive Compensation,” below we describe transactions since July 1, 2018 to which we were or will be a participant and in which:

1.The amounts involved exceeded or will exceed $120,000; and

2.Any of our directors, executive officers or holders of more than 5% of our outstanding voting securities, or any member of the immediate family of, or person sharing the household with, the foregoing persons, had or will have a direct or indirect material interest.

Paid Leads and InsideResponse Acquisition

InsideResponse

The Company has historically purchased leads from InsideResponse, an online marketing consulting firm previously owned in part by Tim Danker, our Chief Executive Officer, William Grant III, our Chief Operating Officer and Robert Grant, the President of the Company’s Senior segment. The Company incurred $16.1 million, and $10.1 million in lead costs with this firm for the years ended June 30, 2020 and 2019, respectively, that were recorded in marketing and advertising expense in the consolidated statements of operations. The Company did not have any outstanding payables as of June 30, 2020, and owed $0.2 million to this firm as of June 30, 2019 that were recorded in accounts payable and accrued expenses in the consolidated balance sheets.

The approximate dollar value of Mr. Danker’s interest in the transactions described above was $0.3 million for the year ended June 30, 2020 and $0.2 million for the year ended June 30, 2019. The approximate dollar value of Mr. William Grant III’s interest in the transactions described above was $2.1 million for the year ended June 30, 2020 and $1.3 million for the year ended June 30, 2019. The approximate dollar value of Mr. Robert Grant’s interest in the transactions described above was $2.1 million for the year ended June 30, 2020 and $1.3 million for the year ended June 30, 2019.

On May 1, 2020, we acquired 100% of the outstanding membership units of InsideResponse for an aggregate purchase price of up to $65.0 million (subject to customary adjustments), as set forth in the Agreement and Plan of Merger, dated February 12, 2020, by and among the Company, SQ-IR Merger Sub LLC, a wholly owned subsidiary of the Company, InsideResponse and the other parties thereto, as amended on May 1, 2020 (the “Merger Agreement”). The purchase price is comprised of $32.7 million, which was paid in cash at the closing of the transaction, and an earn-out of up to $32.3 million, to be paid 65% in cash and 35% in shares of our common stock (to be valued based on the average closing price of our common stock for the 10 trading days ending three trading days immediately preceding such payment date). The earn-out is contingent upon the achievement of certain gross profit targets for InsideResponse in calendar year 2020, as set forth in the Merger Agreement. The approximate dollar values of Mr. Danker’s, Mr. William Grant III’s and Mr. Robert Grant’s interest in this transaction are $0.6 million, $4.3 million and $4.3 million, respectively, based upon a purchase price of $32.7 million and assuming no earn-out consideration is paid, and the approximate dollar values of Mr. Danker’s, Mr. William Grant III’s and Mr. Robert Grant’s interest in this transaction are up to $1.2 million, $8.5 million and $8.5 million, respectively, based upon an aggregate purchase price of $65.0 million, assuming the earn-out consideration is paid in full.

Spring Venture Group

The Company also purchases leads from Spring Venture Group, a senior healthcare insurance distribution platform owned in part by Tim Danker, our Chief Executive Officer, William Grant III, our Chief Operating Officer, William Grant II, the Vice Chairman of the Board and a director of the Company, Robert Grant, the President of the Company’s Senior segment and Paul Gregory, the Executive Vice President of the Company’s Life segment. The Company incurred $0.5 million and $1.6 million in lead costs with this firm for the years ended June 30, 2020 and 2019, respectively, that were recorded as marketing and advertising expense in the consolidated statements of operations. The Company owed less than $0.1 million as of June 30, 2020 and did not have any outstanding payables due to this firm as of June 30, 2019, that was recorded in accounts payable and accrued expenses in the consolidated balance sheet. In addition, the Company has acted as the field marketing organization on behalf of this firm. The net financial impact of this relationship to the Company was not material for each of the years ended June 30, 2020 and 2019.

The approximate dollar value of Mr. Danker’s interest in the transactions described above was $0.1 million and $0.2 million for the years ended June 30, 2020 and 2019, respectively. The approximate dollar value of Mr. William Grant III’s interest in the transactions described above was $0.03 million and $0.1 million for the years ended June 30, 2020 and 2019, respectively. The approximate dollar value of Mr. William Grant II’s interest in the transactions described above was $0.01 million and $0.04 million for the years ended June 30, 2020 and 2019, respectively. The approximate dollar value of Mr. Robert Grant’s interest in the transactions described above was $0.03 million and $0.1 million for the years ended June 30, 2020 and 2019, respectively. The approximate dollar value of Mr. Gregory’s interest in the transactions described above was less than $0.01 million for each of the years ended June 30, 2020 and 2019.

Consulting Agreements

In January 2011, the Company entered into a consulting agreement with David Paulsen, a former director and employee of the Company, effective until canceled by either party. During each of the years ended June 30, 2020, and 2019, the Company incurred consulting expenses of less than $0.1 million that were recorded in general and administrative expense in the consolidated statements of operations. The Company owed less than $0.1 million as of June 30, 2020 that was recorded in accounts payable and accrued expenses in the consolidated balance sheets and did not have any outstanding payables due to this consultant as of June 30, 2019

Related Party Receivable

As of June 30, 2020, we did not have any related party receivables.

Indemnification Agreements

We intend to enter into an indemnification agreement with each of our directors and officers. These agreements will require us to indemnify these individuals to the fullest extent permitted under the DGCL against liabilities that may arise by reason of their service to us, and to advance expenses incurred as a result of any proceeding against them as to which they could be indemnified.

Compensation of Certain Executive Officers

In connection with his service as the President of the Company’s Senior segment, Robert Grant’s total compensation was $0.2 million during the nine month period ended March 31, 2020. In connection with his service as the Chief Revenue Officer of the Company, Mr. Grant’s total compensation was $0.3 million during fiscal 2019. The Board has approved a grant of 50,000 restricted stock units and 200,000 stock options to Mr. Grant in connection with the offering (and such stock options will have an exercise price equal to the initial public offering price of a share of Company common stock), vesting in three equal installments on the three first anniversaries of the date of grant. Mr. Grant is the son of William Grant II, the Vice Chairman of the Company’s Board.

Amended and Restated Series D Preferred Stock Investors’ Rights and Stockholders Agreement

In 2014, in connection with the sale of shares of our Series D preferred stock, we entered into the Series D Preferred Stock Investors’ Rights and Stockholders Agreement with the Series D Holders, which grants the Series D Holders certain rights, including but not limited to certain preemptive rights, rights to put their shares of Series D preferred stock, director appointment rights, information rights and registration rights. On November 4, 2019, we entered into the Amended and Restated Series D Investors’ Rights and Stockholders Agreement, whereby, among other things, the Company agreed to classify the Board upon the consummation of a qualifying initial public offering and the Company granted the Series D Holders the right to appoint two directors to our Board (one to Class II and one to Class III) upon the consummation of such offering. On April 17, 2020, we entered into Amendment No. 1 to the Amended and Restated Series D Investors’ Rights and Stockholders Agreement, extending the maturity date for the Series D Holders’ right to put their shares of Series D preferred stock from January 31, 2025 to March 30, 2025.

Upon the closing of our initial public offering, the foregoing rights terminated other than certain information and registration rights afforded to the Series D Holders, which survive pursuant to the terms of the Amended and Restated Series D Investors’ Rights and Stockholders Agreement.

Policies and Procedures for Related Party Transactions

We have a policy that all material transactions with a related party, as well as all material transactions in which there is an actual, or in some cases, perceived, conflict of interest, will be subject to prior review and approval by our Audit Committee and its independent members, who will determine whether such transactions or proposals are fair and reasonable to SelectQuote and its stockholders. In general, potential related-party transactions will be identified by our management and discussed with our Audit Committee at its meetings. Detailed proposals, including, where applicable, financial and legal analyses, alternatives and management recommendations, will be provided to our Audit Committee with respect to each issue under consideration, and decisions will be made by our Audit Committee with respect to the foregoing related-party transactions after opportunity for discussion and review of materials. When applicable, our Audit Committee will request further information and, from time to time, will request guidance or confirmation from internal or external counsel or auditors.

All related party transactions described in this section occurred prior to adoption of this policy and as such, these transactions were not subject to the approval and review procedures set forth in the policy.

OTHER MATTERS

Delinquent Section 16(a) Reports

Section 16(a) of the Exchange Act requires our directors and executive officers and persons who own more than 10% of our common stock, to file with the SEC initial reports of beneficial ownership and reports of changes in beneficial ownership. Officers, directors and greater than 10% stockholders are required by SEC regulations to furnish us with copies of all such reports.

To our knowledge, based solely on a review of the copies of such reports furnished to us and written representations that no other reports were required, we believe that for fiscal 2020, all required reports were filed on a timely basis under Section 16(a).

Stockholders Sharing the Same Address

The rules promulgated by the SEC permit companies, brokers, banks or other intermediaries to deliver a single copy of proxy materials, or, where applicable, a Notice of Internet Availability of Proxy Materials, to households at which two or more stockholders reside. Each stockholder, however, still receives a separate proxy card if he or she receives paper copies. This practice, known as “householding,” is designed to reduce duplicate mailings and save significant printing and postage costs as well as natural resources. Stockholders sharing an address who have been previously notified by their broker, bank or other nominee and have consented to householding will receive only one copy of our proxy statement and annual report or Notice of Internet Availability of Proxy Materials. If you would like to opt out of this practice for future mailings and receive a separate proxy statement and annual report or Notice of Internet Availability of Proxy Materials for each stockholder sharing the same address, please contact your broker, bank or other nominee. You may also obtain a separate proxy statement or annual report or Notice of Internet Availability of Proxy Materials without charge by sending a written request to SelectQuote, Inc., Attn: Investor Relations, 6800 West 115th Street, Suite 2511, Overland Park, Kansas 66211 or by emailing a request to investorrelations@selectquote.com. We will promptly send additional copies of the proxy statement or annual report or Notice of Internet Availability of Proxy Materials upon receipt of such request. Stockholders sharing an address that are receiving multiple copies of the proxy statement or annual report or Notice of Internet Availability of Proxy Materials can request delivery of a single copy of the proxy statement or annual report or Notice of Internet Availability of Proxy Materials by contacting their broker, bank or other nominee or sending a written request to SelectQuote, Inc. at the address above or by emailing a request to investorrelations@selectquote.com.

2020 Annual Report and SEC Filings

Our financial statements for the year ended June 30, 2020 are included in our 2020 Annual Report on Form 10-K, or Annual Report, which we will make available to stockholders at the same time as this Proxy Statement. Our 2020 Annual Report and this Proxy Statement are posted on our website at www.selectquote.com and are available from the SEC at its website at www.sec.gov. You may also obtain a copy of our Annual Report without charge by sending a written request to Investor Relations, SelectQuote, Inc., 6800 West 115th Street, Suite 2511, Overland Park, Kansas 66211.

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Our Board does not know of any other matters to be presented at the Annual Meeting. If any additional matters are properly presented at the Annual Meeting, the persons named in the enclosed proxy card will have discretion to vote the shares of our common stock they represent in accordance with their own judgment on such matters.

THE BOARD OF DIRECTORS

Overland Park, Kansas
September 29, 2020